Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of July 2, 2007,
between
MCHCR-CP MERGER SUB INC.
and
MANOR CARE, INC.

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

SECTION 1.01. Merger	1
SECTION 1.02. Closing	1
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	2

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent
Corporations; Exchange Fund; Company Equity Awards

SECTION 2.01. Effect on Capital Stock	2
SECTION 2.02. Exchange Fund	4
SECTION 2.03. Company Equity Awards	6

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	8
SECTION 3.02. Representations and Warranties of MergerCo	26

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	29
SECTION 4.02. No Solicitation	33

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting	36
SECTION 5.02. Access to Information; Confidentiality	37
SECTION 5.03. Reasonable Best Efforts	38

i

ii

Annex I	Index of Defined Terms
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation
Exhibit C	CMBS Restructuring
Exhibit D	CMBS Deliveries
Exhibit E	CMBS Properties

iii

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 2, 2007, between MCHCR-CP MERGER SUB INC., a Delaware corporation (“MergerCo”), and MANOR CARE, INC., a Delaware corporation (the “Company”).
          WHEREAS, the Board of Directors of each of the Company and MergerCo has approved and declared advisable this Agreement and the merger of MergerCo with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by MergerCo or MergerCo’s sole stockholder and (b) the Appraisal Shares, will be converted into the right to receive the Merger Consideration (as defined below) in cash; and
          WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the later of (i) the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) a date specified by MergerCo on not less than three business days notice to the Company, which date shall not be later than the last day of the Marketing Period, at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by MergerCo and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as MergerCo and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”), shall be amended at the Effective Time to be in the form of Exhibit A, with such changes thereto as may be agreed to in writing by the Company and MergerCo, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to be in the form of Exhibit B, with such changes thereto as may be agreed to in writing by the Company and MergerCo, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

          (a) Capital Stock of MergerCo. Each share of capital stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancelation of Treasury Stock and MergerCo-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by MergerCo or MergerCo’s sole stockholder immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock, but excluding shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive $67.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared in compliance with Section 4.01(a)(i) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to MergerCo of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and MergerCo shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of MergerCo (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Equity Award Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company. At or immediately subsequent to the Effective Time, MergerCo (or the Surviving Corporation) shall deposit with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Equity Award Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends declared in compliance with Section 4.01(a)(i) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
          (e) No Liability. None of MergerCo, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by MergerCo, or, if after the Effective Time, the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available) or in money market funds that are eligible under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Any interest and other income resulting from such investments shall be paid solely to MergerCo or, if after the Effective Time, the Surviving Corporation. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a

Company Stock Option, Company Performance Share Award or Non-Deferred Company RSU to receive the Option Amount, Performance Share Amount or Non-Deferred RSU Amount, as applicable, in each case as provided herein.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company SARs, Company Performance Share Award, Deferred Company RSUs, Non-Deferred Company RSUs or Stock Equivalent Amount such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Options, Company Restricted Stock, Company SARs, Company Performance Share Award, Deferred Company RSUs or Non-Deferred Company RSUs, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
          SECTION 2.03. Company Equity Awards. (a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time, except as otherwise agreed by MergerCo and the holder thereof:
     (i) each unexercised Company Stock Option and Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option or Company SAR becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR (such amount, the “Option Amount”);

     (ii) each share of Company Restricted Stock that is outstanding as of the Effective Time shall become fully vested, with the holder of each such share of Company Restricted Stock becoming entitled to receive an amount in cash equal to the Merger Consideration;
     (iii) each Company Performance Share Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Performance Share Award becoming entitled to receive an amount in cash equal to the Merger Consideration multiplied by the maximum number of shares of Company Common Stock subject to such Company Performance Share Award as of the Effective Time (such amount, the “Performance Share Amount”); and
     (iv) each Non-Deferred Company RSU that is outstanding immediately prior to the Effective Time (including any Non-Deferred Company RSU resulting from dividend equivalents) shall be canceled, with the holder of each such Non-Deferred Company RSU becoming entitled to receive an amount in cash equal to the Merger Consideration (such amount, the “Non-Deferred RSU Amount”).
For purposes of this Agreement, the term “Equity Award Amounts” shall mean the sum of the aggregate Option Amounts, aggregate Performance Share Amounts and aggregate Non-Deferred RSU Amounts. All amounts payable pursuant to this Section 2.03(a) shall be paid as promptly as practicable following the Effective Time, without interest.
          (b) As of the Effective Time, each Company RSU (including any Company RSU resulting from dividend equivalents) that is outstanding immediately prior to the Effective Time and is governed by terms providing that the shares of Company Common Stock covered thereby shall not be delivered until the retirement of the holder of such Company RSU (each Company RSU governed by such terms, a “Deferred Company RSU”, and each other Company RSU, a “Non-Deferred Company RSU”) (including any such Deferred Company RSU resulting from dividend equivalents) shall be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Deferred RSU Amount”). In the event that the Effective Time occurs prior to January 1, 2008, each holder of a Deferred Company RSU that is outstanding as of the Effective Time shall be entitled to receive such holder’s Deferred RSU Amount upon the earlier of (i) such holder’s separation from service (within the meaning of Section 409A(a)(2)(A)) or (ii) the first business day of calendar year 2008. In the event that the Effective Time occurs on or following January 1, 2008, each holder of a Deferred Company RSU that is outstanding as of the Effective Time shall be entitled to receive such holder’s Deferred RSU Amount within 10 business days following the Effective Time. Immediately following the Effective Time, the Surviving Corporation shall deposit the Deferred RSU Amounts into an interest bearing money market account and pay such Deferred RSU Amounts in accordance with this Section 2.03(b) together with interest credited thereon from the Effective Time until the date of payment. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan under which the

Deferred Company RSUs were granted) shall adopt such resolutions and take such other action reasonably necessary to give effect to this Section 2.03(b).
          (c) As of the Effective Time, each Company Stock Equivalent issued under a Specified Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall cease to represent the right to the equivalent in value and rate of return to a share of Company Common Stock and shall instead be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Stock Equivalent Amount”). Following the Effective Time, the Surviving Corporation shall credit such Stock Equivalent Amounts, which credits may then be notionally reinvested, in each case in accordance with the terms of the applicable Specified Deferred Compensation Plan.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Company. Except (A) as disclosed in, and reasonably apparent from, any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) and, for the avoidance of doubt, without giving effect to any change of fact or circumstance to the extent not disclosed in, and reasonably apparent from, any Filed SEC Document filed or furnished prior to the date hereof (excluding any disclosure that is predictive, cautionary or forward looking in nature) or (B) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to MergerCo as follows:
          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to MergerCo prior to the execution of this Agreement a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws, in each case as in effect on the date of this Agreement.

          (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists, as of the date hereof, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.
          (c) Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on June 26, 2007, (i) 111,032,952 shares of Company Common Stock were issued and 73,279,431 shares of Company Common Stock were outstanding (which 111,032,952 number includes (A) 37,753,521 shares of Company Common Stock held by the Company in its treasury and (B) 15,000 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after June 26, 2007, the “Company Restricted Stock”)), (ii) 8,308,271 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amendment and Restatement of the Equity Incentive Plan, Amended Stock Option Plan for Key Employees, Non-Employee Director Stock Compensation Plan, Amended Restricted Stock Plan, Manor Care, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan, Stock Option Plan for Outside Directors and HCR Manor Care Amended Stock Appreciation Rights Plan (the foregoing plans, as may be amended from time to time, collectively, the “Company Stock Plans”), of which (A) 3,195,273 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after June 26, 2007, the “Company Stock Options”), (B) 536,555 shares of Company Common Stock were subject to restricted share awards granted by the Company that were subject to performance-based vesting or delivery requirements (such restricted share awards, together with any similar restricted share awards granted after June 26, 2007, the “Company Performance Share Awards”) and (C) 453,105 shares of Company Common Stock were subject to a restricted stock unit award with respect to one share of Company Common Stock granted by the Company (such restricted stock unit awards, together with any similar restricted stock unit awards granted after June 26, 2007, the “Company RSUs”), of which 66,900 shares of Company Common Stock were subject to Deferred Company RSUs and 386,205 shares of Company Common Stock were subject to Non-Deferred Company RSUs, (iii) 567,970 stock appreciation right awards with respect to a share of Company Common Stock granted by the Company were outstanding (such stock appreciation right awards, together with any similar stock appreciation rights granted after June 26, 2007, the “Company SARs”), (iv) 225,682 stock equivalents with respect to a share of Company Common Stock were outstanding under the Company’s Senior Management Savings Plan for Corporate Officers, the Company’s Nonqualified Retirement Savings and Investment Plan, the Company’s Senior Management Savings

Plan, the Manor Care, Inc. Non-employee Director Stock Option and Deferred Compensation and Stock Purchase Plan and the Health Care and Retirement Corporation Deferred Compensation Plan for Outside Directors (such plans, collectively, the “Specified Deferred Compensation Plans”, and such stock equivalents, together with any similar stock equivalents issued after June 26, 2007, the “Company Stock Equivalents”), (v) (w) 210,540 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated April 15, 2003 (the “2003 Company Convertible Notes”), (x) 1,516,966 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated December 2004 (the “2004 Company Convertible Notes”), (y) 3,349,811 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated August 1, 2005 (the “2005 Company Convertible Notes”) and (z) 1,392,932 shares of Company Common Stock were issuable upon conversion of the Company’s convertible notes issued under an indenture dated May 17, 2006 (the “2006 Company Convertible Notes” and, together with the 2003 Company Convertible Notes, the 2004 Company Convertible Notes and the 2005 Company Convertible Notes, the “Company Convertible Notes”), (vi) 994,493 shares of Company Common Stock were issuable under the Company’s Warrant Agreement dated July 26, 2005 (the “Company Warrants”) and (vii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on June 26, 2007, no shares of capital stock or other voting securities of the Company, or any option, warrant or other right to acquire shares of capital stock or other voting securities of the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of the Company, were issued, reserved for issuance or outstanding. Except for (w) the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options outstanding on June 26, 2007, (x) the issuance of shares of Company Common Stock in settlement of Company RSUs outstanding on June 26, 2007, (y) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans and (z) the issuance of shares of Company Common Stock in connection with the conversion of Company Convertible Notes and the exercise of Company Warrants, since June 26, 2007 to the date of this Agreement, (I) there have been no issuances by the Company of shares of capital stock, Company Stock Equivalents or other voting securities of the Company, and (II) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock, Company Stock Equivalents or other voting securities of the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of the Company, or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Company Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan, the

HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan (the “Company 401(k) Plan”), the Specified Deferred Compensation Plans, the Company Convertible Notes and the Company Warrants, and except for the Company Stock Options and other rights set forth in Section 3.01(c) of the Company Disclosure Letter as of June 26, 2007, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans and the Company 401(k) Plan. The Company has made available to MergerCo a true and complete list of the number of shares of Company Common Stock issuable upon exercise of, or represented by, the Company Stock Options, Company Common Stock Equivalents, shares of Company Restricted Stock, Company Performance Share Awards, Company RSUs, Company SARs, Company Warrants and Company Convertible Notes outstanding on June 26, 2007. The Company has made available to MergerCo a true and complete list, as of June 26, 2007, of the name of the record holder of each Company Stock Option, Company Performance Share Award, share of Company Restricted Stock, Company RSU and Company SAR, and applicable expiration date and vesting date, whether any Company Stock Options are incentive stock options, and the exercise price of each such Company Stock Option or Company SAR (including whether the exercise price was less than the fair market value of the underlying shares of Company Common Stock on the date of grant) and the number of shares of Company Common Stock issuable under or subject to each Company Stock Option, Company Performance Share Award, share of Company Restricted Stock, Company RSU or Company SAR and the aggregate number of Company Stock Equivalents. From June 26, 2007 to the date of this Agreement, there have been no changes to the information provided to MergerCo in the immediately preceding two sentences, except as a result of the exercise of Company Stock Options or Company SARs or the vesting of Company RSUs or Company Performance Share Awards outstanding on June 26, 2007, or as a result of any change in an investment election pursuant to a Specified Deferred Compensation Plan. No Company Stock Option (i) has a per share exercise price lower than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than (x) any s uch Indebtedness owed to the

Company or any of its Subsidiaries, (y) trade letters of credit and (z) any other such Indebtedness with a principal amount not in excess of $10.0 million in the aggregate) outstanding on the date of this Agreement.
          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by MergerCo), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property, under which the Company or any of its Subsidiaries is a tenant or a subtenant, that is not a Real Property Lease, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the SEC of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent the Company from consummating the Merger.
          (e) SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2004 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied in all material respects (including as to form) with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes and schedules thereto) of the Company included in the SEC Documents when filed complied in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2006 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Information Supplied. The Proxy Statement will comply as to form with the requirements of the Exchange Act and will not, at the date it is first mailed to the stockholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement.
          (g) Absence of Certain Changes or Events. Since December 31, 2006, up to and including the date hereof, there has not been and would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and from such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and during such period there have not been:
     (i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company or any of its Subsidiaries, except for regular quarterly cash dividends on Company Common Stock not in excess of $0.17 per share in any quarter and dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company;
     (ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;
     (iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;
     (iv) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect as of December 31, 2006 or (C) filed as exhibits to the Filed SEC Documents, (1) any granting to any director or executive officer of the Company of any increase in compensation or benefits, (2) any granting to any director or executive officer of the Company of any increase in severance or termination pay or (3) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits per employee exceeds $250,000;
     (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act; or
     (vi) any material tax election or change in a material tax election by the Company or any of its Subsidiaries, any settlement or compromise of a material tax liability, any filing of an amended tax return with respect to material taxes (except as required by Law), any change in any annual tax accounting period, any closing agreement relating to a material amount of taxes, any waiver or extension of the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) other than, in each case, in the ordinary course of business and consistent with past practice.
          (h) Litigation. There is no suit, action, arbitration, litigation, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent the Company from consummating the Merger. There is no material Judgment outstanding against the Company or any of its Subsidiaries. This Section 3.01(h) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii).

          (i) Contracts. Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to MergerCo true and complete copies, of:
     (i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (ii) each Contract to which the Company or any of its Subsidiaries is a party that (A) materially and expressly restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area and (B) is material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
     (iii) each loan and credit agreement, note, letter of credit, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries;
     (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $20.0 million on an annual basis, except for (A) any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less and (B) any such Contract the payments under which are made to the Company or any of its Subsidiaries;
     (v) each Contract for, in each case, aggregate consideration of more than $20.0 million to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of Owned Real Property;
     (vi) each material joint venture, partnership, limited liability or other similar agreement or arrangement, in each case other than any such Contract between or among any of the Company and any of its Subsidiaries;
     (vii) any Contract involving any swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency hedge or protection contract, other than any such Contract under which the contractual obligations of the Company do not exceed $20 million in the aggregate;
     (viii) any Contract providing the Company or any Subsidiary with a call right or other right to purchase Company Common Stock or Company Stock Equivalent, or any warrant issued by the Company or any of its Subsidiaries, including the confirmations and other agreements executed in respect of the hedging arrangements entered into by the Company in connection with the issuance of the Company Convertible Notes (including any amendment or termination hereof);
     (ix) any Contract involving any directors, executive officers or 5% stockholders of the Company that cannot be cancelled by the Company within 30 days’ notice without liability, penalty or premium (other than any Company Benefit Agreement and any Contract pursuant to a Company Benefit Plan);
     (x) any Contract involving any labor union or other employee organization; and
     (xi) any Contract relating to development, ownership, licensing or use of any Intellectual Property Right that is material to the operation of the business of the Company and its Subsidiaries, in each case other than such Contracts with license, maintenance, support and other fees of less than $10 million per year in the aggregate per Contract and other than “shrink wrap”, “click wrap”, and other “off-the-shelf” software commercially available on reasonable terms to the public generally.
Each such Contract described in clauses (i) through (xi) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.01(i) does not relate to real property leases, which are the subject of Section 3.01(n)(ii).
          (j) Compliance with Laws; Environmental Matters. (i)Each of the Company and its Subsidiaries is and at all times in the last three years has been in compliance with all Laws applicable to its business or operations (including the Sarbanes-Oxley Act of 2002 and, for purposes of this paragraph, billing requirements of any federal health care benefit program, including the Medicare program and any relevant state Medicaid program and, to the Knowledge of the Company as of the date hereof, other applicable healthcare Laws), except for instances of possible noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all approvals, authorizations, certificates, franchises, licenses, permits, certificates of need and consents of Governmental Entities (collectively,

“Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except in each case for such Permits the absence of which, or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 3.01(j)(i) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii), employee benefit matters, which are the subject of Section 3.01(l), and taxes, which are the subject of Section 3.01(m).
     (ii) Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) none of the Company or any of its Subsidiaries has Released, or is liable for any Release or clean-up of, any Hazardous Materials on, under or from any of the Owned Real Property, the Leased Real Property or any other property, including any offsite waste disposal location, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries or is otherwise subject to any material liability under any Environmental Law. The Company has provided MergerCo with true and correct copies as of the date hereof of all material environmental assessments and reports in its possession or control, including all Phase 1 and Phase 2 reports concerning the Owned Real Property and the Leased Real Property as well as any other property for which the Company or any of its Subsidiaries retains actual or potential liability arising under Environmental Law, which assessments and reports describe matters that have had and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided, as of the date hereof, MergerCo with all material information relating to Environmental Claims asserted against the Company or any of its Subsidiaries.
          The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of, or exposure to, any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, human health, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos in any form, radioactive materials or medical or infectious wastes, and (2) any other material, substance or waste that is prohibited, limited or regulated because of its hazardous or toxic properties or characteristics. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

          (k) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and, in the last three years up to an including the date hereof there have not been, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the last three years up to an including the date hereof, there have been no labor strikes, grievances, slowdowns, work stoppages, labor disputes or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (l) Employee Benefit Matters. (i) Section 3.01(l)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements with any current or former officer or director of the Company or any of its Subsidiaries. Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to MergerCo true and complete copies, as of the date hereof, of (A) each material Company Benefit Plan and each material Company Benefit Agreement with any current or former officer or director of the Company or its Subsidiaries, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to MergerCo as the result of applicable Law relating to the safeguarding of data privacy and as listed on Section 3.01(l)(i) of the Company Disclosure Letter, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by applicable Law and any summary of material modifications concerning any such Company Benefit Plan and (D) the most recently prepared actuarial report and financial statement, if any, prepared in connection with each such Company Benefit Plan.
     (ii) All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.
     (iii) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its

Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) participates in, or is required to contribute to, or, within the past six years, sponsored or maintained, any Multiemployer Plan or any plan subject to Section 302 or Title IV of ERISA.
     (iv) Except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.
     (v) No Company Benefit Plan provides welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law).
     (vi) Except for payments or benefits that may be made pursuant to the Company Benefit Plans and Company Benefit Agreements listed in Section 3.01(l)(vi) of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement, no payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with the Company or any ERISA Affiliate would be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code or would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in connection with any other event).
     (vii) No Company Benefit Plan or Company Benefit Agreement exists that would reasonably be expected to (A) result in any material payment to any present or former officer, employee or director of the Company or any ERISA Affiliate of any money or other property, (B) result in the forgiveness of Indebtedness or (C) accelerate or provide any other rights or benefits (including, without limitation, the acceleration of the accrual or vesting of any material benefits under any Company Benefit Plan or Company Benefit Agreement or the

acceleration or creation of any material rights under any severance, parachute or change in control agreement or the right to receive any material transaction bonus or other similar payment) to any current or former officer, employee or director of the Company or any ERISA Affiliate, in each case, as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).
     (viii) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law and other than any Company Benefit Plan. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation right, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding (but excluding any Company Benefit Agreement), in each case (A) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, or (B) sponsored, maintained or contributed to by any ERISA Affiliate within the past six years and with respect to which the Company or any of its Subsidiaries would reasonably be expected to incur any liability, other than (x) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (y) any plan, policy, program, arrangement or understanding mandated by applicable Law.
          (m) Taxes.
     (i) Except those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each of the Company and its Subsidiaries has filed or has caused to be filed all tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects, (B) each of the Company and its Subsidiaries has either paid or caused to be paid all taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, (C) the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), established in accordance with GAAP, for all taxes not yet due and payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements and (D) all amounts of tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate tax authority.

     (ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith and for which adequate reserves have been established in accordance with GAAP) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes. There are no Liens for any material amount of taxes on the assets of the Company or any Subsidiary, other than Liens for current taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.
     (iii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     (iv) There are no pending or, to the Knowledge of the Company as of the date hereof, threatened audits, examinations, investigations or other proceedings in respect of a material amount of taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing, and neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course).
     (v) Neither the Company nor any Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since January 1, 1999 or (B) is liable for a material amount of taxes of any person (other than the Company or any Subsidiary), as a transferee, successor, by contract or otherwise, where the Company or any Subsidiary became liable for such material amount of taxes after January 1, 1999.
     (vi) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.
          (n) Title to Properties. (i)Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”), including the address of each Owned Real Property.
     (ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”), including the address of each Leased Real Property. True and correct copies of the material Real Property Leases, as of the date hereof, have been made available to MergerCo.
     (iii) Except as would not be, individually or in the aggregate, material to the Company and its business, taken as a whole, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (D) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”). To the Knowledge of the Company, the Owned Real Property is not subject to any Liens that would reasonably be expected to have a material and adverse effect on MergerCo’s ability to obtain the CMBS financing described in the Financing Commitments.
     (iv) Except as would not be, individually or in the aggregate, material to the Company and its business, taken as a whole, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the

Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.
     (v) The Company has made available to MergerCo true and complete copies of the Real Property Leases in respect of its corporate headquarters, assisted living facilities and skilled nursing facilities.
          (o) Intellectual Property. Section 3.01(o) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registered trademarks, trademark applications, registered service marks and service mark applications (collectively, “Registered Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Registered Intellectual Property Right and all other trademarks, copyrights, proprietary rights, know-how, rights in technology, software or other intellectual property rights used in the business of the Company and its subsidiaries as currently conducted (such rights, together with the Registered Intellectual Property Rights, the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, which claims, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (p) Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such material insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.
          (q) Voting Requirements. Assuming the accuracy of the representations and warranties of MergerCo set forth in Section 3.02(f), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

          (r) State Takeover Statutes. Assuming the accuracy of the representations and warranties of MergerCo set forth in Section 3.02(f), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other “moratorium”, “fair price”, “business combination”, “control share acquisition” or similar provision of any state takeover statute applies or at the Effective Time will apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.
          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to MergerCo complete and correct copies of the letter agreements between the Company and (i) J.P. Morgan Securities Inc. and (ii) Citigroup Global Markets Inc. pursuant to which such parties could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger or the transactions contemplated hereby.
          (t) Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of each of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than as set forth in such opinion), a signed copy of each of which opinion will promptly be delivered to MergerCo for informational purposes only after receipt thereof by the Company.
          (u) Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such person’s Affiliates or immediate family members, is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing, in each case, that is of a type that would be required to be disclosed in the SEC Documents pursuant Item 404 of Regulation S-K that has not been so disclosed (any of the foregoing, a “Related Party Transaction”).
          (v) No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
          (w) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01, MergerCo acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to MergerCo in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to MergerCo or any other person resulting from the distribution to MergerCo, or MergerCo’s use of, any such information, including any information, documents, projections, forecasts or other material made available to MergerCo in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in or expressly set forth in a representation or warranty contained in this Section 3.01.
          SECTION 3.02. Representations and Warranties of MergerCo. Except as set forth in the MergerCo Disclosure Letter (it being understood that any information set forth in one section or subsection of the MergerCo Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), MergerCo represents and warrants to the Company as follows:
          (a) Organization, Standing and Corporate Power. MergerCo is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.
          (b) Authority; Noncontravention. MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Financing, have been duly authorized by all necessary corporate action on the part of MergerCo, and no other corporate proceedings (including any shareholder action) on the part of MergerCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Financing. This Agreement has been duly executed and delivered by MergerCo and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MergerCo under, any provision of (i) the certificate of incorporation or bylaws of

MergerCo or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which MergerCo is a party or by which any of its properties or assets are bound or (B) any Law or Judgment, in each case applicable to MergerCo or its properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to MergerCo in connection with the execution and delivery of this Agreement by MergerCo or the consummation by MergerCo of the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (I) the filing of a premerger notification and report form by MergerCo under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect.
          (c) Information Supplied. None of the information supplied or to be supplied by MergerCo for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (d) Available Funds. The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) and debt financing (the “Debt Financing” and, together with the Equity Financing, the “Financing”). MergerCo has delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto have committed to provide MergerCo with the Financing (such agreements, as modified pursuant to Section 5.09(a), the “Equity Financing Commitments” and the “Debt Financing Commitments”, respectively, and together the “Financing Commitments”). Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of MergerCo and, to the Knowledge of MergerCo, the other parties thereto. As of the date of this Agreement, each of the Debt Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of MergerCo and, to the Knowledge of MergerCo, the other parties thereto. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, except, in each case, with the prior written consent of the Company as permitted by Section 5.09(a), the financing commitments under the Equity Financing Commitments have not been withdrawn or terminated, and, as of the date hereof, the financing commitments under the Debt Financing Commitments have not been withdrawn or terminated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of MergerCo under any term or condition of the Financing Commitments, and, subject to the accuracy of the representations and warranties of the Company set forth herein, MergerCo has no reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Equity Financing Commitments or, as of the date hereof, in the Debt Financing Commitments, or that any portion of the Financing to be made thereunder will otherwise not be available to MergerCo on a timely basis to consummate the Merger and the other transactions contemplated hereby. As of the date hereof, MergerCo is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of MergerCo, in any of the Financing Commitments inaccurate in any material respect. MergerCo has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. The Financing, if and when funded in accordance with the Financing Commitments, will provide MergerCo with funds sufficient to satisfy all of MergerCo’s obligations under this Agreement, including the payment of the Merger Consideration, the Equity Award Amounts and any other amounts under Article II, the repayment or refinancing of debt contemplated in connection with the Merger or the Financing Commitments and all associated costs and expenses. The obligations to make the Financing available to MergerCo pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. MergerCo has also delivered to the Company the limited guarantee (the “Guarantee”) of Carlyle Partners V, L.P. (the “Guarantor”), guaranteeing, on the terms set forth therein, the payment of any damages resulting from a breach of any representation, warranty, covenant or agreement of MergerCo set forth herein. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (e) Operations and Assets of MergerCo. MergerCo has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Financing and the other transactions contemplated by this Agreement.
          (f) Ownership of Company Common Stock. Neither MergerCo nor the Guarantor, as of the date hereof, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and neither MergerCo nor the Guarantor will prior to the Closing Date beneficially own, any shares of Company Common Stock, and neither MergerCo nor the Guarantor is a party, and neither will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          (g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by MergerCo, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MergerCo.
          (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that neither MergerCo nor any other person on behalf of MergerCo makes any other express or implied representation or warranty with respect to MergerCo or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.
ARTICLE IV
Covenants Relating to Conduct of Business
          SECTION 4.01. Conduct of Business. (a) Except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCo (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, providers, suppliers, and other persons having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCo (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent and (B) regular quarterly cash dividends on the Company Common Stock, not to exceed, in the case of any such quarterly dividend, $0.17 per share;
     (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;
     (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition for no consideration or no more than the award’s original purchase price by the Company of Company Stock Options, Company SARs, Company RSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards, (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;
     (iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, Company Stock Equivalents or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and settlement of Company RSUs outstanding on the date of this Agreement, in each case in accordance with their present terms, (B) as required pursuant to any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement, (C) the issuance of shares of Company Common Stock upon conversion of the Company Convertible Notes or exercise of the Company Warrants and (D) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans;
     (v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;
     (vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, or any facility of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed, individually or in the aggregate, $30.0 million, other than any such action solely between or among the Company and its wholly-owned Subsidiaries;
     (vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, and (B) subleases of Leased Real Properties, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business;
     (viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;
     (ix) (A) incur any indebtedness for borrowed money (including capital leases), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”) or amend or modify the terms of any current Indebtedness, other than (1) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practices under the Company’s existing revolving credit facilities (including any letters of credit) in an amount not to exceed $50,000,000 (not including for purposes of calculating such amount any undrawn letter of credit) (provided that the amount of such additional Indebtedness may exceed $50,000,000 but not $75,000,000, only if the weighted average monthly balance of such Indebtedness does not exceed $50,000,000 for any month between the date hereof and the Closing Date and that the proceeds of such additional Indebtedness may not be used to fund payment of the Company’s quarterly dividend), and (2) Indebtedness incurred to fund payments due under the Company Convertible Notes only upon conversion thereof; provided, that such Indebtedness does not provide for any prepayment penalty or premium or other breakage costs in connection with the repayment thereof or contain terms that that have, or would reasonably be expected to have, an adverse effect on the ability of MergerCo to obtain any portion of the Financing (including the CMBS financing contemplated by the Debt Commitments); or (B) make any loans or capital contributions to, or investments in, any other person, other than to any of the wholly-owned Subsidiaries of the Company;
     (x) make, incur or commit to incur any capital expenditures in excess of the capital expenditures set forth in the Company’s 2007 budget and strategic plan previously provided to MergerCo in writing, other than (A) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $15.0 million;
     (xi) settle any material claim or material litigation, in each case made or pending against the Company or any of its Subsidiaries, other than the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;
     (xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

     (xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;
     (xiii) except (A) in the ordinary course of business consistent with past practice, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement as in effect on the date of this Agreement or (C) as otherwise expressly permitted by this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation or benefits, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits per employee exceed $250,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan or (5) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, other than executive officers, or to employees, other than executive officers, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;
     (xiv) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;
     (xv) make or change any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, settle or compromise any material tax liability, enter into any closing agreement relating to a material amount of taxes or waive or extend the statute of limitations in respect of a material amount of taxes, in each case, other than in the ordinary course of business and consistent with past practice;
     (xvi) enter into any lease for any real or personal property, other than in the ordinary course of business and consistent with past practice;
     (xvii) fail to maintain in full force and effect in all material respects adequate insurance in accordance with past practice;

     (xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
     (xix) amend, modify, terminate or enter into any Specified Contract (other than any Specified Contract described in clause (xi) of the definition thereof) other than in the ordinary course of business and consistent with past practice or amend, modify or terminate that certain letter agreement between the Company and JPMorgan Chase Bank, National Association, London Branch, dated as of the date hereof relating to the Company Warrants and certain purchased call options;
     (xx) enter into any Related Party Transaction; or
     (xxi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Advice of Changes. The Company and MergerCo shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of MergerCo).
          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees to, and shall not authorize any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, cause or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to, or otherwise actively assist in any way with, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to an unsolicited bona fide written Takeover Proposal, if the Board of Directors of the Company determines in good faith (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions not less favorable in the aggregate to the Company than those set forth in the Confidentiality Agreement and which shall contain a standstill provision no less favorable in the aggregate to the Company, and ending contemporaneously with, the standstill provision set forth in the Confidentiality Agreement; provided that all such information has previously been provided to MergerCo or is provided to MergerCo prior to or substantially concurrently with the time it is provided to such person, and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
          The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase (by merger or otherwise), in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of any class of equity securities of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of any class of equity securities of the Company or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
          The term “Superior Proposal” means any written bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (A) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (B) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) is more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial (including the financing terms of any such proposal), legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by MergerCo to the Company in response to such proposal or otherwise).
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to MergerCo), or publicly propose to withdraw (or modify in a manner adverse to MergerCo), the approval, recommendation or declaration of advisability by the Board of Directors or any such committee of this Agreement or the Merger or the other transactions contemplated by this Agreement or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”)

or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.02(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) if the Company shall have received a Takeover Proposal that constitutes a Superior Proposal, cause or permit the Company to terminate this Agreement; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third day following MergerCo’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising MergerCo that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of, and the identity of the persons making, any Superior Proposal that is the basis of the proposed action by such Board of Directors (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by MergerCo to the Company in response to a Notice of Superior Proposal or otherwise).
          (c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall as promptly as practicable, and in any event within two business days after receipt, advise MergerCo orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties under applicable Law of the Board of Directors of the Company, keep MergerCo reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto). The Company shall not take any action to exempt any person (other than MergerCo, MergerCo’s sole stockholder and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless (i) such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.01(f) or (ii) such actions are taken following an Adverse Recommendation Change.
          (d) The Company (i) shall request the prompt return or destruction of all confidential information furnished since April 2007 to any person that previously engaged in discussions with the Company or any of its representatives or Affiliates with respect to any Takeover Proposal and (ii) shall not terminate, waive, amend or modify any provisions of any confidentiality or standstill agreement in its or any of its Subsidiaries’ favor to which it or any of its Subsidiaries is a party.
          (e) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that any such disclosure (other than a “stop, look and listen” letter or a similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company expressly and publicly reconfirms its Recommendation at least two business days prior to the Stockholders’ Meeting.
ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with the assistance of, and in consultation with, MergerCo. MergerCo shall provide to the Company all information concerning MergerCo as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify MergerCo upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide MergerCo with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide MergerCo with a reasonable opportunity to review and comment on the Proxy Statement or such response and shall include in such documents or response comments reasonably proposed by MergerCo. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC and mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide MergerCo a reasonable opportunity to review and to propose comments on such document or response. If at any time prior to the Stockholders’ Meeting, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, as determined in good faith by the Board of Directors of the Company after consultation with its outside counsel, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, mailed by the Company to the stockholders of the Company.
          (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval and, unless and until there has been an Adverse Recommendation Change, use its reasonable best efforts to solicit proxies from its stockholders in favor of adoption of this Agreement. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Recommendation”) and shall include such Recommendation in the Proxy Statement.
          SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to MergerCo, and to MergerCo’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom MergerCo reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to MergerCo all information concerning its and its Subsidiaries’ business, properties and personnel as MergerCo may reasonably request (it being agreed, however, that the foregoing shall not permit MergerCo or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization; provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments or concessions or incur any other liability in connection with the foregoing). Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of April 20, 2007, between MergerCo’s Affiliate, Carlyle Investment Management L.L.C., and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), MergerCo shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its

Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
          SECTION 5.03. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by MergerCo to be obtained in connection with the Merger under the Specified Contracts and Real Property Leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement).
          (b) The Company shall retain a nationally recognized investment banking or valuation firm, selected by the Board of Directors of the Company and reasonably acceptable to MergerCo, to render a solvency opinion, customary in scope and substance, as of the Closing to the Board of Directors of the Company.

          SECTION 5.04. Benefit Plans. (a) For a period of one year following the Effective Time, the Surviving Corporation shall either (i) assume and maintain, for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) while they remain active employees of the Surviving Corporation or its Subsidiaries, the Company Benefit Plans (other than the Company Stock Plans) and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement or (ii) (A) provide base salary and bonus opportunity to each Company Employee that, taken as a whole, have a value (or potential value in the case of bonus opportunity) that is not less favorable in the aggregate than the base salary and bonus opportunity provided to such Company Employee immediately prior to the Effective Time (excluding any value attributable to equity-based compensation) and (B) provide benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits provided to such Company Employee immediately prior to the Effective Time (excluding any value attributable to equity-based compensation).
          (b) Without limiting the generality of Section 5.04(a), from and after the Effective Time, the Surviving Corporation shall assume, honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Company Employee), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or with the consent of the applicable Company Employee.
          (c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Subsidiaries (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) (“Pre-Closing Service”) shall be treated as service with the Surviving Corporation or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Notwithstanding the foregoing, the Surviving Corporation and its Subsidiaries shall only be required to provide service credit for Pre-Closing Service under a defined benefit pension plan if such plan is a Company Benefit Plan or if such plan has assumed the assets or liabilities of a Company Benefit Plan.
          (d) The Surviving Corporation shall waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. The Surviving Corporation shall recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          (e) The Surviving Corporation shall take all actions described in Section 5.04(e) of the Company Disclosure Letter.
          (f) The provisions of this Section 5.04 shall not (i) create in any current or former employee of the Company of any ERISA Affiliate any right to employment or continued employment with MergerCo, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or any right to any specific terms or conditions of employment or (ii) limit the right of MergerCo, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate the employment of any such employee at any time and for any reason. Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall (A) be treated as an amendment or other modification of any Company Benefit Plan, Company Benefit Agreement or any employee benefit plan sponsored, maintained or contributed to by the Surviving Corporation (including any employment, severance, retirement or health and welfare plan, program, agreement or arrangement) (collectively, “Surviving Corporation Plans”) or (B) limit the right of MergerCo, the Surviving Corporation or any of their Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan, Company Benefit Agreement or Surviving Corporation Plan following the Closing Date. MergerCo, the Surviving Corporation and the Company acknowledge and agree that all provisions contained in this Section 5.04 with respect to Company Employees are included for the sole benefit of MergerCo, the Surviving Corporation and the Company, and that nothing herein, whether express or implied, shall create any third-party beneficiary or other rights (1) in any other Person, including, without limitation, any Company Employees, former employees of the Company or any of its Subsidiaries, any participant in any Company Benefit Plan or Company Benefit Agreement or any dependent or beneficiary thereof or (2) to continued participation in any Company Benefit Plan, Company Benefit Agreement or Surviving Corporation Plan.
          (g) Prior to the Effective Time, the Company will take all actions necessary so that no current or former employee of the Company or any of its Subsidiaries will be permitted to acquire equity securities of Merger Co, Surviving Corporation or any of their then existing Affiliates (whether directly, indirectly or notionally) on or following the Effective Time, except as specifically agreed to by MergerCo.
          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by any Indemnified Party hereunder without the consent of such Indemnified Party (such consent not to be unreasonably withheld), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with each Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
          (c) The Company shall obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of MergerCo, the Company may not expend therefor in excess of 400% of the amount (the “Annual Amount”) paid by the Company for coverage for the period of 12 months beginning on October 1, 2006. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying its obligation under this Section 5.05(c) the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.
          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.
          (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 5.06. Fees and Expenses. (a) Except as otherwise provided in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Financing, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.01(f) or (ii) by MergerCo pursuant to Section 7.01(e), then the Company shall pay MergerCo a fee equal to $175 million (the “Termination Fee”) as directed in writing by MergerCo (A) in the case of a payment required by clause (i) above, on the date of termination of this Agreement, and (B) in the case of a payment required by clause (ii) above, as promptly as possible (but in any event within two business days) following termination of this Agreement, in each case, by wire transfer of same day funds as directed by MergerCo. In the event that, after the date of this Agreement, (x) a Takeover Proposal shall have been publicly disclosed or made directly to the stockholders of the Company generally or shall have otherwise become publicly known and, in the case of any termination pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), not publicly withdrawn, (y) thereafter, this Agreement is terminated by MergerCo pursuant to Section 7.01(c) or by either MergerCo or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (z) within nine months after such termination, the Company enters into a definitive agreement with respect to a Takeover Proposal and such Takeover Proposal is subsequently consummated, then the Company shall pay MergerCo the Termination Fee (less any MergerCo Expenses previously reimbursed by the Company to MergerCo pursuant to Section 5.06(c)) as directed in writing by MergerCo as soon as reasonably practicable (but in any event within three business days) after the date of the consummation of the Takeover Proposal referred to in clause (z) above, in each case, by wire transfer of same day funds as directed by MergerCo. For the purpose of the immediately preceding sentence, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a), except that all references to 20% therein shall be deemed to be references to 50%. The parties understand and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
          (c) In the event that this Agreement is terminated by MergerCo or the Company pursuant to Section 7.01(b)(iii) or pursuant to Section 7.01(b)(i) at a time when this Agreement was terminable pursuant to Section 7.01(b)(iii), the Company shall promptly as possible (but in any event within three business days) following receipt of an invoice therefor pay all of MergerCo’s and its Affiliates’ actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by MergerCo and its Affiliates on or prior to the termination of this Agreement in connection with the transaction contemplated by this Agreement (the “MergerCo Expenses”) as directed by MergerCo in writing, which amount shall not be greater than $15 million; provided, that payment of the MergerCo Expenses pursuant to this Section 5.06(c) shall not relieve the Company of its payment obligations under Section 5.06(b), if applicable.
          (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then MergerCo shall pay to the Company an aggregate amount equal to $175 million (the “MergerCo Termination Fee”) as promptly as reasonably practicable (and, in any event, within two business days following such termination) by wire transfer of same-day funds as directed in writing by the Company.
          (e) Notwithstanding anything to the contrary in this Agreement, (i) in the circumstances in which MergerCo becomes obligated to pay the MergerCo Termination Fee, then the Company’s termination of this Agreement pursuant to Section 7.01(g) and receipt of payment of the MergerCo Termination Fee pursuant to Section 5.06(d) shall be the sole and exclusive remedy of the Company and its Subsidiaries against MergerCo and any of its former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each, a “Specified Person”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by MergerCo and the failure of the Merger to be consummated, and upon payment of the MergerCo Termination Fee in accordance with Section 5.06(d), none of MergerCo or any of its Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, (ii) in the circumstances in which the Company becomes obligated to pay the Termination Fee as the result of a termination of this Agreement by MergerCo pursuant to Section 7.01(e), receipt of payment of the Termination Fee pursuant to Section 5.06(b) shall be the sole and exclusive remedy of MergerCo and its Specified Persons against the Company and any of its Specified Persons for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company or the failure of the Merger to be consummated, and upon payment of the Termination Fee in accordance with Section 5.06(b), none of the Company or any of its Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (iii) in no event, whether or not this Agreement shall have been terminated, shall the Company and its Subsidiaries, as a group, on the one hand, or MergerCo and the Guarantor, as a group, on the other, be subject to damages in excess of $250 million (less, in the case of the Company, the Termination Fee if paid pursuant to Section 5.06(b) and the MergerCo Expenses if paid pursuant to Section 5.06(c) or, in the case of MergerCo, the MergerCo Termination Fee if paid pursuant to Section 5.06(d)) in the aggregate for each such group, respectively, for all losses and damages (including, in the case of any claim by the Company, lost stockholder premium) arising from or in connection with breaches by MergerCo, on the one hand, or the Company, on the other, of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Company, MergerCo, the Guarantor or any of their respective Specified Persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby.
          (f) Each of the Company and MergerCo acknowledges and agrees that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor MergerCo would have entered into this Agreement. If the Company or MergerCo, as the case may be, fails promptly to pay the Termination Fee, the MergerCo Termination Fee or the MergerCo Expenses, as the case may be, due pursuant to this Section 5.06 when due, and, in order to obtain such payment, MergerCo or the Company commences a suit that results in a judgment against the other party for any Termination Fee, the MergerCo Termination Fee or the MergerCo Expenses, as the case may be, the Company or MergerCo, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, the MergerCo Termination Fee or the MergerCo Expenses, as the case may be, due pursuant to this Section 5.06 from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          SECTION 5.07. Public Announcements. MergerCo and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 5.08. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or its directors prior to the Effective Time, the Company shall reasonably promptly notify MergerCo of any such stockholder litigation brought, or threatened, against the Company and/or its directors and keep MergerCo reasonably informed with respect to the status thereof. The Company shall give MergerCo the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without MergerCo’s prior written consent (such consent not to be unreasonably withheld or delayed).
          SECTION 5.09. Financing. (a) MergerCo shall use, and shall use its reasonable best efforts to cause the general partner of Guarantor to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to (i) negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments or on other terms acceptable to MergerCo (provided, that such other terms (x) shall not expand upon the conditions precedent to the Financing as set forth in the Financing Commitments or (y) would not reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Merger or the Financing or delay the Merger or the Financing), (ii) satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to MergerCo set forth therein and (iii) consummate the Debt Financing contemplated by the Debt Financing Commitments at the Closing, including using its reasonable best efforts to satisfy the conditions to funding of the Debt Financing required to consummate the Merger at the Closing and to instruct the lenders and the other persons providing such Debt Financing to provide such Debt Financing at the Closing upon satisfaction of such conditions. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitments, MergerCo shall promptly notify the Company and shall use its reasonable best efforts to obtain any such portion from alternative sources, on terms that will still enable MergerCo to consummate the transactions contemplated by this Agreement and on terms not less favorable to MergerCo with respect to conditions precedent to the Financing than the terms of the Financing, as promptly as practicable following the occurrence of such event. MergerCo shall deliver to the Company true and complete copies of all agreements (excluding any fee letters and engagement letters which, by their terms are confidential, except to the extent any such letters contain conditions to the consummation of the Debt Financing (including pursuant to so-called “flex” provisions)) pursuant to which any such alternative source shall have committed to provide MergerCo with any portion of the Financing. MergerCo shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. MergerCo shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing if such amendment, supplement or modification (i) reduces the aggregate amount of the Debt Financing or Equity Financing, (ii) expands the conditions to drawdown on the Debt Financing or Equity Financing, on the Closing Date, (iii) can reasonably be expected to delay the Closing or (iv) can otherwise reasonably be expected to impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Debt Financing or Equity Financing or the Merger, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed). MergerCo shall give the Company prompt notice of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments of which it (or its sole stockholder or Guarantor) becomes aware, and MergerCo shall keep the Company reasonably informed of the status of their efforts to obtain the Financing. Subject to the satisfaction of the conditions set forth in Sections 6.01 and 6.02, in the event that all conditions to the Financing Commitments (other than the availability of funding of the Equity Financing) have been satisfied, MergerCo shall drawdown on the Debt Financing required to consummate the Merger no later than the last day of the Marketing Period.
          (b) The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by MergerCo, including (i) participation in meetings, road shows, presentations, drafting sessions, due diligence sessions and rating agency presentations, (ii) furnishing MergerCo and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by MergerCo to consummate the Debt Financing (the “Required Financial Information”), (iii) obtaining the CMBS Deliveries with respect to the CMBS Properties, (iv) assisting MergerCo and its financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Debt Financing, (B) materials for rating agency presentations and (C) business projections and pro forma financial statements reasonably necessary in connection with the Financing; provided that any such offering documents shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) reasonably cooperating with the marketing efforts of MergerCo and its financing sources for any portion of the Debt Financing, (vi) in connection with the CMBS Facility and Bridge Facility (as such terms are defined in the commitment letter with respect to the Debt Financing), allow MergerCo, its Affiliates or its Representatives and MergerCo’s financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be reasonably necessary to comply with any necessary rating agencies’ requirements, (vii) reasonably facilitating the execution and delivery of definitive financing documents and customary deliverables, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (B) if reasonably required in connection with the Debt Financing, establish bank and other accounts and blocked account agreements and lock box arrangement in connection with the foregoing, (ix) if required in connection with the Debt Financing, use reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary is a party and to arrange discussions among MergerCo and its Financing sources with other parties to material leases, encumbrances and contracts, (x) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately following the Effective Time, (xi) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (xii) using reasonable best efforts to obtain legal opinions, surveys, certificates and title insurance as reasonably requested by MergerCo; provided that (w) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any monetary payment or concession or incur any other liability in connection with the Debt Financing prior to the Effective Time, (x) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (y) no incurrence of indebtedness or other obligation of the Company or any of its Subsidiaries under the Debt Financing shall be effective until the Effective Time and (z) none of the Company or any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization; provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments or concessions or incur any other liability in connection with the foregoing). MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation (as incurred). MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims damages, liabilities, costs, expense, judgments, fines and other amounts suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. Subject to Section 5.09(c), all non-public or otherwise confidential information regarding the Company obtained by MergerCo or its Representatives pursuant to this Section 5.09(b) shall be kept confidential in accordance with the Confidentiality Agreement.
          (c) Notwithstanding any provision of the Confidentiality Agreement to the contrary (i) MergerCo and its Affiliates may enter into discussions, negotiations, arrangements and/or understandings with third parties with respect to the Equity Financing in connection with the Merger (including exclusivity agreements with potential equity co-investors) to add other equity providers and, subject to the execution of customary confidentiality agreements or arrangements (the “Equity Confidentiality Agreements”) between such parties and MergerCo, may provide to such third parties such information as is reasonably necessary to effectuate such negotiations, arrangements and/or understandings and (ii) in connection with the syndication of the Debt Financing, MergerCo may distribute confidential bank books, bank presentations, Rule 144A offering memoranda, rating agency presentations and similar materials containing information concerning the Company and its Subsidiaries as is customarily included in such bank books, presentations, offering memoranda and similar materials; provided, however, that, in each case under clause (i) or (ii), MergerCo and such Affiliates shall keep the Company reasonably informed with respect to each of the foregoing and shall promptly respond to inquiries from the Company with respect to each of the foregoing. MergerCo shall be responsible to the Company for any breach of any such Equity Confidentiality Agreement as though MergerCo had committed such breach itself, and MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, expenses, judgments, fines and other amounts suffered or incurred by them in connection with any such breach.
          SECTION 5.10. Restructuring in Connection with CMBS Financing. (a) The Company shall, and shall cause its Subsidiaries to, with the reasonable assistance of MergerCo, use their reasonable best efforts to effect the restructuring described in Exhibit C hereto (the “CMBS Restructuring”) and prepare all documentation and do all such other acts and things as are reasonably necessary or desirable to give effect to such CMBS Restructuring immediately prior to the Effective Time.
          (b) The parties shall use reasonable best efforts to develop the specific steps necessary to implement the CMBS Restructuring and to minimize potential incurrence or imposition of cost, expense or taxes as a result of the CMBS Restructuring, and to otherwise reduce any material negative effect of the CMBS Restructuring on the Company and its business and operations. If either party proposes a potential modification to, or more specific plan to effect, the CMBS Restructuring (a “Proposed Modification”), the other party shall consider such Proposed Modification in good faith, and such Proposed Modification shall be implemented if consented to in writing by the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may withhold its consent to any Proposed Modification if such Proposed Modification results in any materially adverse economic or legal consequences to such party (it being understood that, (A) in the case of MergerCo, any such Proposed Modification will be considered to have a materially adverse economic consequence to MergerCo in the event that such Proposed

Modification would be reasonably likely to (i) impede the ability of MergerCo to complete any portion of the Debt Financing (including the CMBS financing contemplated by the Financing Commitments), (ii) result in an increase in the cost to MergerCo or the Surviving Corporation of any portion of the Debt Financing (including the pricing of and/or any fees relating to any portion of the Debt Financing (including the CMBS financing contemplated by the Financing Commitments)) or result in any change of any material term of any portion of the Debt Financing or (iii) result in any adverse tax consequences to MergerCo or the Surviving Corporation or any of its Subsidiaries, and (B) in the case of the Company, any such Proposed Modification shall not be considered to have an adverse economic or legal consequence to the Company if such adverse economic or legal consequence would occur only following the Closing or if such economic or legal consequence is indemnified or subject to reimbursement by MergerCo). If any Proposed Modification to the CMBS Restructuring proposed by either party pursuant to this Section 5.10(b) is consented to by the other party as contemplated, the term “CMBS Restructuring” as used herein shall be deemed to refer to the CMBS Restructuring as so modified by such Proposed Modification.
          (c) Notwithstanding anything to the contrary herein, the implementation of the CMBS Restructuring shall not (i) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached (other than the covenants set forth in Section 5.09 and this Section 5.10), (ii) be consummated until MergerCo confirms that it is prepared to proceed with the Closing promptly upon consummation of the CMBS Restructuring unless (A) such implementation can be reversed or unwound without imposing significant or meaningful economic harm on the Company or (B) MergerCo agrees to indemnify the Company for the economic harm to the Company resulting from such implementation, (iii) be consummated or effective (in whole or in part) prior to the commencement of the Marketing Period unless (A) such implementation can be reversed or unwound without imposing significant or meaningful economic harm on the Company or (B) MergerCo indemnifies the Company for the economic harm to the Company resulting from such implementation, or (iv) require the Company or any of its Subsidiaries to take any action under this Section 5.10 that would reasonably be expected to cause, individually or in the aggregate, the Company and its Subsidiaries to suffer significant or meaningful economic harm or materially and adversely affect the operations or business of the Company and its Subsidiaries unless MergerCo agrees to indemnify the Company for such harm. MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with actions taken at the request of MergerCo to implement or effect the CMBS Restructuring (it being understood that such expenses shall not include expenses incurred in connection with the cooperation described in Section 5.10(a), expenses incurred in responding to MergerCo’s reasonable information requests made in connection with MergerCo’s efforts to develop with the Company the specific steps necessary to implement the CMBS Restructuring or MergerCo’s effort to minimize the costs of the CMBS Restructuring or internal cost allocations) and, in the event the Merger is not consummated, shall be responsible for expenses of the Company and its Subsidiaries in reversing or unwinding

(in the event this Agreement is terminated) the CMBS Restructuring that was effected at the request of MergerCo.
          SECTION 5.11. Actions with Respect to Existing Debt. (a) If requested by MergerCo in writing, as promptly as reasonably practicable after the request of MergerCo, the Company shall commence a solicitation of the consents of holders of a majority in principal amount of each or any series of the Company Notes designated by MergerCo (each, a “Consent Solicitation”) to an amendment to the indenture governing the terms of such series of Company Notes or waiver or amendment of any registration rights associated therewith as may be reasonably requested by MergerCo pursuant to this Section 5.10 (the “Requested Consents”) and/or tender offer for all or part of the outstanding notes with respect to each or any series of Company Notes designated by MergerCo (each, a “Debt Tender Offer”), and shall reasonably cooperate with MergerCo in connection with one or more Consent Solicitation(s) and/or Debt Tender Offer(s) by MergerCo, on such terms and conditions as may be reasonably proposed from time to time by MergerCo. Notwithstanding anything herein to the contrary, no Consent Solicitation or Debt Tender Offer shall require any payment for the Company Notes and/or the consents or waiver or amendment under the Consent Solicitations to be made prior to the Effective Time. MergerCo shall provide reasonable assistance to the Company in connection with any Consent Solicitation or Debt Tender Offer commenced by the Company upon the request of MergerCo hereunder.
          (b) In connection with any Consent Solicitation or Debt Tender Offer commenced by the Company upon the request of MergerCo hereunder, the Company shall prepare all reasonably necessary and appropriate documentation, including the offer to purchase, the terms of the consent, related letters of transmittal and other related documents and any Schedule TO or other filing with the SEC (collectively, the “Offer Documents”). All mailings to the holders of the Company Notes in connection with any Consent Solicitation or Debt Tender Offer or related filings with the SEC shall be subject to the prior review and comment of the Company and MergerCo and shall be reasonably acceptable to each of them. MergerCo and the Company shall reasonably cooperate, and the Company shall cause its Subsidiaries to reasonably cooperate, and MergerCo and the Company shall each use its respective reasonable best efforts, to cause its respective representatives to reasonably cooperate with each other in connection with any Consent Solicitation or Debt Tender Offer (including the preparation of the Offer Documents) and use reasonable best efforts to cause the payment for any Consent Solicitation or the initial settlement of any Debt Tender Offer to occur simultaneously with the Effective Time.
          (c) Upon the request of MergerCo, the Company shall use its reasonable best efforts to obtain the Requested Consents in connection with any Consent Solicitation. Promptly upon receipt of the Requested Consents permitting an amendment of the indenture governing any series of Company Notes or any registration rights agreement related thereto and upon the request of MergerCo, the Company shall enter into a supplemental indenture or amended registration rights agreement reflecting the amendments to such indenture or registration rights agreement approved by such Requested Consents and shall use its reasonable best efforts to cause the indenture trustee to promptly enter into such supplemental indenture or registration rights agreement;

provided, that the amendments contained in such supplemental indenture or registration rights agreement shall become effective upon signing, but not operative until the Closing and, if applicable, the acceptance of the applicable Debt Tender Offer. The closing of any Debt Tender Offer shall be conditioned on the simultaneous occurrence of the Closing. Simultaneously with the Closing and in accordance with the terms of any Consent Solicitation or Debt Tender Offer, if the Company shall have undertaken such Consent Solicitation or Debt Tender Offer at the request of MergerCo, MergerCo shall provide the Company the funds reasonably necessary to consummate such Debt Tender Offer and/or Consent Solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses) and the Company, if applicable, shall accept for purchase and use such funds to purchase the Company Notes tendered in such Debt Tender Offer.
          (d) If requested by MergerCo, the Company shall enter into one or more customary dealer manager agreements with such Persons as MergerCo shall reasonably request. MergerCo shall pay the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Consent Solicitation or Debt Tender Offer.
          (e) Prior to the Closing, the Company shall take such actions as may be reasonably requested by MergerCo to effect termination or settlement, or any cancellation and payment, of any interest rate swap agreement, warrant, option or other Contract or agreement executed in respect of any hedging arrangement entered into by the Company in connection with the Company Convertible Notes (including any amendment or termination hereof) effective as of the Closing Date, in each case as may be permitted by the indenture governing such series of Company Convertible Notes.
          (f) Notwithstanding anything to the contrary herein, nothing in this Section 5.11 (x) shall require the Company or any of its Subsidiaries to make any monetary payments or concessions or incur any other liability under this Section 5.11 prior to the Effective Time (except to the extent MergerCo agrees to reimburse the Company for the amount of any such payment), (y) may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or (z) shall impair or delay or otherwise adversely affect the ability of MergerCo to consummate the Financing or the Merger or delay the Financing or the Merger. MergerCo shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with any action by the Company undertaken pursuant to this Section 5.11 (as incurred). MergerCo shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims damages, liabilities, costs, expenses, judgments, fines and other amounts suffered or incurred by them in connection with any action undertaken pursuant to this Section 5.11.

ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court of competent jurisdiction or any other Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.
          (d) Governmental Approvals. All consents and approvals of, and all filings with and notices to, any Governmental Entities required in connection with the Merger and the other transactions contemplated hereby (including, without limitation, the CMBS Restructuring and the Debt Financing) shall have been made or obtained without the imposition of any condition or restriction that is adverse to MergerCo or the Company, as applicable, except to the extent that the failure to make or obtain any such filing, notice, consent or authorization, and/or the imposition of any such adverse condition or restriction, would not, in the aggregate, reasonably be expected to result in losses, costs, liabilities, damages or expenses to MergerCo and/or the Company and its Subsidiaries in excess of $40,000,000.
          SECTION 6.02. Conditions to Obligations of MergerCo. The obligations of MergerCo to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver as of the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties set forth in the first sentence of Section 3.01(c), the first two sentences of Section 3.01(d), Section 3.01(n)(iii) and Section 3.01(n)(iv) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MergerCo shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and MergerCo shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.
          (c) CMBS Restructuring. The CMBS Restructuring shall have been consummated.
          (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver as of the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of MergerCo set forth in Section 3.02(b) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “MergerCo Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The other representations and warranties of MergerCo set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “MergerCo Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. The Company shall have received a certificate signed on behalf of MergerCo by an executive officer of MergerCo to such effect.
          (b) Performance of Obligations of MergerCo. MergerCo shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of MergerCo by an executive officer of MergerCo to such effect.
          SECTION 6.04. Frustration of Closing Conditions. Neither the Company nor MergerCo may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
     (a) by mutual written consent of MergerCo and the Company;
     (b) by either MergerCo or the Company:
     (i) if the Merger shall not have been consummated on or before March 31, 2008; provided, however, that (A) if the Marketing Period has not expired prior to March 31, 2008, then such March 31, 2008 date shall automatically be extended for (x) in the event the Marketing Period has commenced on or before March 31, 2008 and is then continuing, the number of days that remain in the Marketing Period and (y) in all other cases, an additional five business days or (B) in the event that each of the conditions set forth in Article VI, other than one or more of the conditions set forth in Section 6.01(c) or Section 6.01(d), shall have been satisfied or waived or are reasonably capable of being satisfied as of such date, such date shall automatically be extended until May 30, 2008 to the extent it is reasonably apparent that such condition may be satisfied (or waived), as the case may be, on or prior to such extended date (the latest applicable date, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
     (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or
     (iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
     (c) by MergerCo, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided that MergerCo shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if MergerCo is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
     (d) by the Company, if MergerCo shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
     (e) by MergerCo, in the event that (i) an Adverse Recommendation Change shall have occurred or (ii) the Company, the Board of Directors of the Company or a committee thereof shall (A) recommend any Takeover Proposal or (B) enter into or cause the Company or any of its Subsidiaries to enter into, a definitive agreement for a Takeover Proposal;
     (f) by the Company, in accordance with Section 4.02(b); or
     (g) by the Company, if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms may only be satisfied at the Closing) and (ii) on or after the last day of the Marketing Period neither MergerCo nor the Surviving Corporation shall have received the proceeds of the Debt Financing and MergerCo shall have failed to consummate the Merger.
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or MergerCo as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MergerCo or the Company, other than the provisions of (a) the penultimate sentence of Section 5.02, (b) Section 5.06, (c) the second and third sentences of Section 5.09(b), (d) the last sentence of Section 5.10(c), (e) Section 5.11(f), (f) this Section 7.02 and (g) Article VIII, which provisions shall survive such termination;

provided, however, that (i) subject to Section 5.06(e), clause (ii) of this proviso and the last two sentences of Section 7.02, nothing herein shall relieve the Company or MergerCo from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and (ii) in no event shall MergerCo be liable for any breach of this Agreement as a result of or relating to the failure to consummate the Merger or any other transaction contemplated hereby, or the failure of MergerCo to make any payment or take any action contemplated by Article I or Article II of this Agreement, if MergerCo shall not have obtained the Debt Financing prior to termination of this Agreement, other than any willful and material breach of this Agreement (other than any breach of any obligation under Article I or Article II as a result of or caused by the failure of MergerCo to obtain the Debt Financing) on the part of MergerCo that results in (x) the Debt Financing being unavailable to MergerCo prior to such termination of this Agreement or (y) any condition set forth in Sections 6.01 and 6.02 not being satisfied, respectively. Notwithstanding any provision hereof to the contrary, in no event shall MergerCo be liable or responsible for damages or losses as a result of a breach of this Agreement in excess of (A) $250 million, less (B) the amount of the MergerCo Termination Fee if paid pursuant to Section 5.06(d). Notwithstanding any provision hereof to the contrary, in no event shall the Company be liable or responsible for damages or losses as a result of a breach of this Agreement in excess of (1) $250 million, less (2) the amount of the Termination Fee and MergerCo Expenses if paid pursuant to Sections 5.06(b) and (c), respectively.
          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCo or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law.

ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to MergerCo, to:
MCHCR-CP Merger Sub Inc.
In care of The Carlyle Group
520 Madison Avenue
New York, NY 10022
Fax No.: (212) 381-4901
Attention: Karen Bechtel
                  Stephen Wise
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, DC 20004
Fax No.: (202) 637-2201
Attention: Daniel T. Lennon, Esq.
                  James R. Hanna, Esq.
          if to the Company, to:
Manor Care, Inc.
333 North Summit Street
Toledo, OH 43604-2617
Fax No.: (419) 252-5599
Attention: Richard A. Parr II, Esq.

with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax No.: (212) 474-3700
Attention: James C. Woolery, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
     (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
     (b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;
     (c) “CMBS Deliveries” means the documents, reports and other materials or deliveries listed on Exhibit D hereto;
     (d) “CMBS Properties” means the 331 skilled nursing facilities and assisted living facilities listed on Exhibit E;
     (e) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to MergerCo;
     (f) “Company Notes” means, collectively, the Company’s 6.25% Senior Notes issued under the indenture dated as of April 15, 2003 and the Company Convertible Notes;
     (g) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to MergerCo, the actual knowledge of any of the officers of MergerCo;
     (h) “Marketing Period” shall mean the first 30 consecutive calendar day period after the date hereof throughout which (i) MergerCo shall have the Required Financial Information that the Company is required to provide to MergerCo pursuant to Section 5.09(b), (ii) the conditions set forth in Sections 6.01 and 6.02 (other than (x) those conditions that by their nature may only be satisfied at Closing, (y) Section 6.01(d) and (z) Section 6.02(c)) shall be satisfied and (iii) the Company’s independent registered public accounting firm shall have not withdrawn its audit opinions for any historical audited financial statements of the Company included in the Required Financial Information; provided, that (A) if such 30-day period would otherwise end on or after August 1, 2007, then the Marketing Period will commence no earlier than September 6, 2007, (B) if such 30-day period would otherwise end on or after

December 15, 2007, then the Marketing Period will commence no earlier than January 7, 2008, (C) if the Company’s independent registered public accounting firm shall have withdrawn its opinion with respect to any historical audited financial statements of the Company included in the Required Financial Information or does not consent to the use of its audit opinion with respect to any such audited financial statements audited by such firm in any bank book or other offering documents or other marketing materials reasonably requested by MergerCo in connection with the marketing of the Debt Financing, the Marketing Period shall not be deemed to have commenced until such firm, or such other independent registered public accounting firm performs an audit of such audited financial statements, (x) issues an opinion with respect to such audited financial statements and/or (y) consents to the use of its audit opinion with respect to such audited financial statements, as applicable, and (D) in the event that the Marketing Period would otherwise expire prior to February 1, 2008, the Marketing Period will be extended until the earlier of (x) the date on which (1) the Company has obtained and delivered to MergerCo the CMBS Deliveries with respect to the CMBS Properties having an aggregate appraised value of at least 90% of the aggregate appraised value set forth in Exhibit E necessary for inclusion of such properties in the CMBS Facility (as such term is defined in the Debt Financing Commitments) and (2) all filings with, notices to and consents and approvals from, all Governmental Entities required in connection with or relating to the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, the CMBS Restructuring and the Debt Financing) shall have been made or obtained without the imposition of any condition or restriction that is adverse to MergerCo or the Company, except to the extent the failure to have made or obtained such filings, notices, consents and approvals, and/or the imposition of any such adverse condition or restriction, would not reasonably be expected to result in losses, costs, damages or expenses on the part of MergerCo and/or the Company and its Subsidiaries in excess of $20,000,000, and (y) February 1, 2008;
     (i) “Material Adverse Effect” means any event, circumstance, development, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, circumstances, developments, changes, effects, occurrences or states of facts, (i) materially impedes, interferes with, hinders or delays the consummation by the Company of the Merger and the other transactions contemplated hereby beyond the Outside Date, or (ii) is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (A) economic, financial market or geopolitical conditions in general, (B) changes in Law or applicable accounting regulations or principles or interpretations thereof, (C) any change in federal or state health care program reimbursement Law, policy or procedure or interpretations thereof applicable or potentially applicable to the services rendered by the Company and its Subsidiaries, including any reduction in regulatory reimbursement rates affecting the Company or any of its Subsidiaries, (D) the industries in which the Company and its subsidiaries operate generally, (E) any outbreak or escalation of hostilities or war or any act of terrorism, which, in the case of each of the foregoing clauses (A), (B), (C), (D) and (E) does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries and geographies in which the Company and its Subsidiaries operate, (F) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect and it being further understood that any such failure may be taken into account in determining whether the facts or occurrences giving rise to or contributing to such failure are materially adverse to the business, financial conditions, assets or results of operations of the Company and its Subsidiaries, taken as a whole), and (G) the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement and the identity of MergerCo or any of its Affiliates as the acquiror of the Company;
     (j) “MergerCo Disclosure Letter” means the letter dated as of the date of this Agreement delivered by MergerCo to the Company;
     (k) “MergerCo Material Adverse Effect” means any event, circumstance, development, change, effect, occurrence or state of facts that, individually or in the aggregate with all other events, circumstances, developments, changes, effects, occurrences or states of facts, prevents or materially impedes, interferes with, hinders or delays the consummation by MergerCo of the Merger or the other transactions contemplated by this Agreement;
     (l) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and
     (m) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.
          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
          SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Article II and Sections 2.02, 2.03 and 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.
          SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that MergerCo may assign all of its rights hereunder to its lenders and debt providers for collateral security purposes only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns; provided, however, that MergerCo may, prior to the Effective Time, assign its rights under this Agreement to any Affiliate (unless doing so would prevent or materially delay or impair the Merger or the consummation of the transactions contemplated hereby), in which event all references herein to MergerCo shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to MergerCo as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such designation; provided further that no such assignment shall relieve MergerCo of any liability or obligation hereunder.
          SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that neither party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement that each party’s sole and exclusive remedy shall be the remedies set forth in Section 5.06; provided, however, that, prior to the termination of this Agreement, the Company shall be entitled to an injunction or injunctions to prevent breaches by MergerCo to enforce specifically the provisions of this Agreement solely with respect to the confidentiality provisions of Section 5.02 and Section 5.09. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).
          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible

          IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MCHCR-CP MERGER SUB INC.,
by /s/ Karen H. Bechtel
Name:	Karen H. Bechtel
Title:	President

2

MANOR CARE, INC.
by /s/ Paul A. Ormond
Name:	Paul A. Ormond
Title:	Chairman, President and Chief Executive Officer

EXHIBIT E
Index of Defined Terms

Term
2003 Company Convertible Notes	Section 3.01(c)
2004 Company Convertible Notes	Section 3.01(c)
2005 Company Convertible Notes	Section 3.01(c)
2006 Company Convertible Notes	Section 3.01(c)
Adverse Recommendation Change	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
Annual Amount	Section 5.05(c)
Appraisal Shares	Section 2.01(d)
business day	Section 8.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
CMBS Deliveries	Section 8.03(c)
CMBS Properties	Section 8.03(d)
CMBS Restructuring	Section 5.10
Code	Section 2.02(h)
Company	Preamble
Company 401(k) Plan	Section 3.01(c)
Company Benefit Agreement	Section 3.01(l)(vii)
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Recitals
Company Convertible Notes	Section 3.01(c)
Company Disclosure Letter	Section 8.03(e)
Company Employees	Section 5.04(a)
Company Notes	Section 8.03(f)
Company Pension Plan	Section 3.01(l)(i)
Company Performance Share Awards	Section 3.01(c)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company RSUs	Section 3.01(c)
Company SARs	Section 3.01(c)
Company Stock Equivalents	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Warrants	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Consent Solicitation	Section 5.10(a)
Contract	Section 3.01(d)
Debt Financing	Section 3.02(d)

2

Term
Debt Financing Commitment	Section 3.02(d)
Debt Tender Offer	Section 5.10(a)
Deferred Company RSU	Section 2.03(b)
Deferred RSU Amount	Section 2.03(b)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Claims	Section 3.01(j)(ii)
Environmental Law	Section 3.01(j)(ii)
Equity Award Amounts	Section 2.03(a)
Equity Confidentiality Agreements	Section 5.09(c)
Equity Financing	Section 3.02(d)
Equity Financing Commitment	Section 3.02(d)
ERISA	Section 3.01(l)(vii)
ERISA Affiliate	Section 3.01(1)(iii)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Commitments	Section 3.02(d)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Guarantee	Section 3.02(d)
Guarantor	Section 3.02(d)
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
Incentive Plans	Section 5.04(c)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(o)
Judgment	Section 3.01(d)
Knowledge	Section 8.03(g)
Law	Section 3.01(d)
Leased Real Property	Section 3.01(n)(ii)
Liens	Section 3.01(b)
Marketing Period	Section 8.03(h)
Material Adverse Effect	Section 8.03(i)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCo.	Preamble
MergerCo Expenses	Section 5.06(c)
MergerCo Disclosure Letter	Section 8.03(j)
MergerCo Material Adverse Effect	Section 8.03(k)
MergerCo Termination Fee	Section 5.06(d)
Multiemployer Plan	Section 3.01(l)(vii)
Non-Breaching Financial Failure	Section 5.06(e)
Non-Deferred Company RSU	Section 2.03(b)

3

Term
Non-Deferred RSU Amount	Section 2.03(a)(iv)
Notice of Superior Proposal	Section 4.02(b)
Offer Documents	Section 5.11(b)
Option Amount	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Paying Agent	Section 2.02(a)
Performance Share Amount	Section 2.03(a)(iii)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(n)(iii)
person	Section 8.03(l)
Pre-Closing Service	Section 5.04(d)
Proposed Modification	Section 5.10(b)
Proxy Statement	Section 3.01(d)
Real Property Leases	Section 3.01(n)(ii)
Recommendation	Section 5.01(b)
Registered Intellectual Property Right	Section 3.01(o)
Related Party Transaction	Section 3.01(u)
Release	Section 3.01(j)(ii)
Representatives	Section 4.02(a)
Requested Consents	Section 5.11(a)
Required Financial Information	Section 5.09(b)
Restraints	Section 6.01(c)
SEC	Section 3.01
SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Specified Contract	Section 3.01(i)
Specified Deferred Compensation Plans.	Section 3.01(c)
Specified Person	Section 5.06(e)
Stock Equivalent Amount	Section 2.03(c)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Subsidiary	Section 8.03(m)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Surviving Corporation Plans	Section 5.04(g)
Takeover Proposal	Section 4.02(a)
tax returns	Section 3.01(m)(v)
taxes	Section 3.01(m)(v)
Termination Fee	Section 5.06(b)
Voting Company Debt	Section 3.01(c)